CLIPPER FUND, INC.

                              OFFICER'S CERTIFICATE
            ISSUED REGARDING THE FISCAL YEAR ENDED DECEMBER 31, 1996

     The undersigned officer of Clipper Fund, Inc. (the "Company"), in connection with the opinion to be rendered by Heller, Ehrman, White
& McAuliffe as required by Rule 24f-2(b)(1) promulgated under the Investment Company Act of 1940, as amended, in connection with the Company's filing of a Rule 24f-2 Notice with the Securities and Exchange Commission, hereby certifies to Heller, Ehrman,
White & McAuliffe that:

     1. The undersigned is the Secretary/Treasurer of the Company and is authorized to execute this certificate on behalf of the company;

     2. The undersigned has furnished you with a true and complete copy of the Company's Articles of Incorporation, and all amendments thereto, and such Articles of Incorporation have been in effect throughout the Company's fiscal year ended December 31, 1996 (the "Fiscal Year");

     3. The undersigned has furnished you with a true and complete copy of the Company's By-laws, and all amendments thereto, and such By-laws have been in effect throughout the Fiscal Year;

     4. The undersigned has furnished you with true and complete copies of the Prospectus and Statement of Additional Information effective during the Fiscal Year, each dated April 30, 1996 and April 30, 1996;

     5. The resolutions adopted by the Board of Directors of the Company authorizing the issuance of 200,000,000 shares of the Company's capital stock remain in full force and effect;

     6. 0 shares had been registered under the Securities Act of 1933 other than pursuant to Rule 24f-2 in a prior fiscal year, but remained unsold at the beginning of the Fiscal Year. A total of 2,950,275 shares of the Company's capital stock (the "Shares") were sold by the Company during the Fiscal Year, all of which were sold in reliance upon Rule 24f-2 and in accordance with the requirements of the Company's Form N-1A Registration Statement filed under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, as that Registration Statement was amended and in effect throughout the Fiscal Year;

     7. The total number of Shares issued and sold during the Fiscal Year is correctly reflected in the Company's Rule 24f-2 Notice for the Fiscal Year;

     8. At no time during the Fiscal Year did the number of issued and outstanding Shares exceed 200,000,000;

     9.  All sales of the Company's Shares effected during the Fiscal
         Year were sold at the public offering price described in the Company's then-current Prospectus, such sales were made for cash equal in amount to the net asset value of such Shares on the dates they were issued, and such cash was actually received by the Company; and

    10. At no time during the Fiscal Year was the right of Company shareholders to redeem their shares suspended.


                                        /s/
                                        Michael Kromm
                                        Secretary/Treasurer
                                        Clipper Fund, Inc.

Dated: February 24, 1997